Exhibit 12.1

                         UNITED STATES STEEL CORPORATION
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                                   (Unaudited)
            ---------------------------------------------------------
                              (Dollars in millions)

                               Six Months
                                 Ended           Year Ended December 31
                                June 30     ---------------------------------
                              2002   2001   2001   2000   1999   1998   1997
                              ----   ----   ----   ----   ----   ----   ----
Portion of rentals
  representing interest        $21    $21   $ 45   $ 48   $ 46   $ 52   $ 47
Capitalized interest             -      1      1      3      6      6      7
Other interest and fixed
  charges                       68     35    153    115     75     47     91
Pretax earnings which would
  be required to cover
  preferred stock dividend
  requirements of parent         -      6     12     12     14     15     20
                              ----   ----   ----   ----   ----   ----   ----

Combined fixed charges
  and preferred stock
  dividends (A)                $89    $63   $211   $178   $141   $120   $165
                              ====   ====   ====   ====   ====   ====   ====

Earnings-pretax income
  with applicable
  adjustments (B)              $23  $(139) $(387)  $187   $295   $618   $781
                              ====   ====   ====   ====   ====   ====   ====

Ratio of (B) to (A)            (a)    (b)    (c)   1.05   2.10   5.15   4.72
                              ====   ====   ====   ====   ====   ====   ====


(a) Earnings did not cover combined fixed charges and preferred stock dividends by $66 million.
(b) Earnings did not cover combined fixed charges and preferred stock dividends by $202 million.
(c) Earnings did not cover combined fixed charges and preferred stock dividends by $598 million.